UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A (Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b)
OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Daktronics, Inc.
(Exact Name of Registrant as Specified in Charter)

South Dakota	46-0306862
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
201 Daktronics Drive
Brookings, SD 57006
(Address of Principal Executive Offices Zip Code)

(605) 692-0200
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Trading Symbol(s)	Name of each exchange on which each class is to be registered
Common Stock, No Par Value	DAKT	Nasdaq Global Select Market
Preferred Stock Purchase Rights	DAKT	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable) Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8‑A/A (Amendment No. 2) (this “Amendment”) is being filed by Daktronics, Inc. (the “Company”) to amend the Registration Statement on Form 8‑A filed by the Company with the Securities and Exchange Commission (“SEC”) on November 16, 2018 (the “Original Registration Statement”), as amended by Amendment No. 1 to the Form 8-A filed by the Company with the SEC on November 19, 2021 (“Amendment No. 1”).

Item 1.Description of Registrant’s Securities to be Registered.

Effective on November 19, 2024, the Board of Directors of the Company (the “Board”) approved the Second Amendment to Rights Agreement, dated as of November 19, 2024 (the “Second Amendment”), by and between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”). The Second Amendment amends the Rights Agreement, dated as of November 16, 2018 (the “Original Rights Agreement”), by and between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of November 19, 2021 (the “First Amendment,” and collectively with the Original Rights Agreement and the Second Amendment, the “Rights Agreement”).

Under the Second Amendment, the “Final Expiration Date” (as that term is defined in the Rights Agreement) of the rights (the “Rights”) was extended from the close of business on November 19, 2024 to the close of business on November 19, 2025. Accordingly, the Rights, which are not exercisable until the “Distribution Date” (as that term is defined in the Rights Agreement), will expire upon the earlier of: (i) the close of business on November 19, 2025; (ii) the time at which the Rights are redeemed under the Rights Agreement; (iii) the time at which the Rights are exchanged under the Rights Agreement; and (iv) the time at which the Rights are terminated upon the closing of any merger or other acquisition transaction involving the Company and a person pursuant to a merger or other acquisition agreement that has been approved by the Board before such person has become an “Acquiring Person” (as that term is defined in the Rights Agreement). The Second Amendment also changes the “Exercise Price” (as that term is defined in the Rights Agreement) to $40.00 per Right.

The Second Amendment provides for the addition of the defined terms “Triggering Percentage,” which is defined to mean 15%, and “13G Triggering Percentage,” which is defined to mean 20%. The Second Amendment changes the Triggering Percentage to become an Acquiring Person to 15% (or 20% in the case of 13G Investors (as that term is defined in the Rights Agreement)). Any existing shareholder or group that beneficially owns the Triggering Percentage (or the 13G Triggering Percentage in the case of 13G Investors) or more of the Company’s common stock as of the date of the Second Amendment will be grandfathered at its current ownership level.

In all other material respects, the Original Rights Agreement, as amended by the First Amendment, remains in full force and effect.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of: (i) the Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc., dated November 16, 2018, which is incorporated by reference as Exhibit 3.1 to this Amendment; (ii) the Original Rights Agreement, which is incorporated by reference as Exhibit 4.1 to this Amendment; (iii) the First Amendment, which is incorporated by reference as Exhibit 4.2 to this Amendment; and (iv) the Second Amendment, which is incorporated by reference as Exhibit 4.3 to this Amendment. In addition, the description of the Original Rights Agreement set forth in Item 1 of the Original Registration Statement and the description of the First Amendment set forth in Item 1 of Amendment No. 1 are incorporated into this Item 1 by reference.

Item 2.Exhibits.
The following exhibits are filed or furnished, as applicable, as part of this Amendment:

3.1
Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc. dated November 16, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.1
Rights Agreement, dated as of November 16, 2018, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.2
First Amendment to Rights Agreement, dated as of November 19, 2021, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 19, 2021).

4.3
Second Amendment to Rights Agreement, dated as of November 19, 2024, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Daktronics, Inc. on November 20, 2024).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

DAKTRONICS, INC.

By: /s/ Sheila M. Anderson
Sheila M. Anderson, Chief Financial Officer
Date: November 20, 2024	(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1
Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc. dated November 16, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.1
Rights Agreement, dated as of November 16, 2018, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.2
First Amendment to Rights Agreement, dated as of November 19, 2021, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 19, 2021).

4.3
Second Amendment to Rights Agreement, dated as of November 19, 2024, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Daktronics, Inc. on November 20, 2024.